AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2017 EARNINGS ANNOUNCEMENT
NOVEMBER 29, 2016
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, November 29, 2016 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

Business Model Transition
Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. As part of this transition, Autodesk discontinued new maintenance agreement sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017. During the transition, revenue, margins, EPS, deferred revenue and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below.

Third Quarter Fiscal 2017 Overview

	3Q 2017	QoQ Change	Management Comments
New model subscriptions*	861,000	168,000	Increase driven by growth in all new model subscription types, led by product subscription.
Maintenance subscriptions	2,093,000	(34,000)	Decrease related to the discontinuation of new maintenance agreement sales for most products, partially offset by the addition of 13,000 subscriptions related to an acquisition.
Total subscriptions	2,954,000	134,000

(in millions)	3Q 2017	YoY %	YoY CC %	Management Comments
New model ARR	$414	88%	91%	Increase driven by growth in all new model subscription types, led by product subscription.
Maintenance ARR	$1,083	(4)%	0%	Decrease driven by changes in foreign currency exchange rates.
Total ARR	$1,497	11%	15%

Deferred revenue	$1,533	26%	N/A	Increase driven by the growth in product and cloud subscription billings over the past four quarters.
Revenue	$490	(18)%	(16)%	Decrease driven by the business model transition.
GAAP spend	$610	(1)%	0%	Decrease driven by lower costs of revenue.
Non-GAAP spend	$533	(2)%	(1)%	Decrease driven by lower costs of revenue.
* For definitions, please view the Glossary of Terms later in this document.

Subscription Review

(in thousands)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
New model subscriptions*	366	427	567	693	861
Maintenance subscriptions	2,104	2,151	2,143	2,127	2,093
Total subscriptions	2,469	2,578	2,710	2,820	2,954
* For definitions, please view the Glossary of Terms later in this document.

New model subscriptions were 861,000, a net increase of 168,000 from the second quarter of this year. Growth in new model subscriptions was driven by growth in all new model subscription types, led by product subscription. New model subscriptions benefited from a promotion aimed at converting legacy non-subscribers, which captured approximately 43,000 product subscriptions.

Maintenance subscriptions were 2.09 million, a net decrease of 34,000 from the second quarter of this year. Maintenance subscriptions decreased primarily as a result of the discontinuation of new maintenance agreement sales for suites at the end of the second quarter of fiscal 2017. The decrease was partially offset by the addition of 13,000 maintenance subscriptions associated with the March 2016 acquisition of Solid Angle.

Total subscriptions were 2.95 million, a net increase of 134,000 from the second quarter of fiscal 2017.

Revenue Review

(in millions)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Subscription revenue	$319	$320	$326	$322	$320
License and other revenue	281	329	186	229	170
Total net revenue (1)	$600	$648	$512	$551	$490

New model ARR	$221	$255	$308	$371	$414
Maintenance ARR	1,133	1,121	1,128	1,098	1,083
Total ARR*	$1,354	$1,376	$1,436	$1,469	$1,497

Recurring revenue	$339	$344	$359	$367	$374
Recurring revenue as a percentage of total revenue	56%	53%	70%	67%	76%
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(1) Totals may not agree with the sum of the components due to rounding.
* For definitions, please view the Glossary of Terms later in this document.

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most products as noted in the Business Model Transition section on page 1.

Total net revenue for the third quarter decreased 18 percent to $490 million compared to the third quarter last year as reported and 16 percent on a constant currency basis. Total revenue for the third quarter included $38 million in backlog that was generated in the second quarter.

Subscription revenue for the third quarter was $320 million, flat compared to the third quarter last year as reported, and an increase of 4 percent on a constant currency basis, primarily related to an increase in new model subscription revenue, offset by a decrease in maintenance subscription revenue. As a reminder, subscription revenue growth is being negatively impacted by the accounting treatment of product subscription and enterprise business agreements (EBAs), as well as foreign currency exchange rates. New model subscriptions are deferred and recognized ratably over their contract length, however, a sizable portion of both product subscription and EBAs are recognized as license revenue. If all new model subscriptions were recognized 100 percent as subscription revenue that line would show 11 percent year-over-year growth as reported, and 15 percent on a constant currency basis (see table below).

License and other revenue for the third quarter decreased 39 percent to $170 million compared to the third quarter last year as reported, and 38 percent on a constant currency basis. License and other revenue for the third quarter included $38 million in backlog that was generated in the second quarter.

The following table outlines recurring revenue for the third quarter compared to the third quarter last year and the second quarter of this year.

	3Q 2016	2Q 2017	3Q 2017	QoQ %	YoY %
(in millions) (1)
Subscription revenue	$319	$322	$320	(1)%	—%
Add: License and other revenue from new model subscription offerings (2)	$26	$53	$63	19%	142%
Less: other adjustments (3)	$(7)	$(8)	$(8)	—%	14%
Total Recurring Revenue	$338	$367	$374	2%	11%
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(1)	Totals may not agree with the sum of the components due to rounding.

(2)	License revenue from subscription offerings includes an allocated portion of the consideration transferred for our product subscriptions as well as flexible enterprise business agreements.

(3)
Other adjustments include remaining subscription revenue related to select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, education offerings, and third party products.

To simplify the reconciliation between the income statement presentation and recurring revenue, we are assessing potential changes to revenue and cost of revenue classifications, including adding a third revenue line for maintenance in addition to subscription revenue and license & other revenue, on our Condensed Consolidated Statements of Operations in fiscal 2018.

Total ARR growth was impacted by the allocation of existing marketing development funds (MDF) this quarter.  MDF is recorded as contra revenue and historically was predominantly allocated against license revenue.  With the end of sale of perpetual licenses, MDF is now allocated against recurring revenue, negatively impacting year-over year new model ARR growth by 6 percentage points, maintenance ARR growth by 2 percentage points, and total ARR growth by 3 percentage points. On a sequential basis, MDF negatively impacted new model ARR growth by 5 percentage points, maintenance ARR growth by 3 percentage points, and total ARR growth by 3 percentage points.

New model ARR was $414 million and increased 88 percent compared to the third quarter last year as reported, and 91 percent on a constant currency basis. On a sequential basis, new model ARR increased 12 percent as reported, and on a constant currency basis.  Both year-over-year and sequential growth in new model ARR was primarily driven by growth in all new model subscription types, led by product subscription. MDF negatively impacted new model ARR by 6 percentage points year-over-year and 5 percentage points sequentially.

Maintenance ARR was $1.08 billion and decreased 4 percent compared to the third quarter last year as reported, and was flat on a constant currency basis. The decrease in maintenance ARR was primarily related to changes in foreign currency exchange rates and the discontinuation of sales of new maintenance agreements. On a sequential basis, maintenance ARR decreased 1 percent as reported, and on a constant currency basis. Sequential decline in maintenance ARR was primarily driven by the discontinuation of sales of new maintenance agreements. MDF negatively impacted maintenance ARR by 2 percentage points year-over-year and 3 percentage points sequentially.

Total ARR was $1.50 billion and increased 11 percent compared to the third quarter last year as reported, and 15 percent on a constant currency basis. On a sequential basis, total ARR increased 2 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR was driven by growth in new model ARR, partially offset by a decrease in maintenance ARR. MDF negatively impacted total ARR by 3 percentage points year-over-year and sequentially.

Recurring revenue was 76 percent of total revenue compared to 56 percent of total revenue in the third quarter last year.

Backlog was zero, a decrease of $3 million compared to the third quarter last year and $38 million sequentially. At the end of the third quarter, channel inventory was less than one week. This will be the last report on backlog and channel inventory, as both are now immaterial.

Revenue by Geography

(in millions) (1)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Americas	$236	$257	$218	$230	$213
EMEA	$225	$238	$203	$221	$191
Asia Pacific	$139	$153	$92	$100	$85

Emerging Economies	$88	$94	$55	$62	$57
Emerging as a percentage of Total Revenue	15%	14%	11%	11%	12%
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(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $213 million, a decrease of 10 percent compared to the third quarter last year as reported, and 9 percent on a constant currency basis.

Revenue in EMEA was $191 million, a decrease of 15 percent compared to the third quarter last year as reported, and 9 percent on a constant currency basis.

Revenue in APAC was $85 million, a decrease of 39 percent compared to the third quarter last year as reported, and 38 percent on a constant currency basis. The decrease is primarily related to the business model transition noted above and continued weakness in Japan.

Revenue from emerging economies was $57 million, a decrease of 36 percent compared to the third quarter last year as reported, and 35 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 4 percent of total revenue.

Revenue by Product Family

(in millions)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Architecture, Engineering and Construction (AEC)	$225	$254	$219	$253	$212
Manufacturing	$175	$194	$158	$177	$147
AutoCAD and AutoCAD LT (1,2)	$144	$143	$86	$73	$80
Media and Entertainment (M&E)	$39	$40	$35	$34	$34
Other (2)	$17	$17	$14	$13	$16
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)	Previously Platform Solutions and Emerging Business.

During the third quarter of fiscal 2017, as a result of changes in our organizational structure from the business model transition and various other factors, Autodesk has determined the Company operates as a single reporting segment. The table above should be viewed as a replacement to our previous segment discussion.

Revenue from our AEC product family was $212 million, a decrease of 6 percent compared to the third quarter last year.

Revenue from our Manufacturing product family was $147 million, a decrease of 16 percent compared to the third quarter last year.

Combined revenue from AutoCAD and AutoCAD LT was $80 million, a decrease of 44 percent compared to the third quarter last year.

Revenue from our M&E product family was $34 million, a decrease of 13 percent compared to the third quarter last year.

Foreign Currency Impact

(in millions)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
FX Impact on Total ARR	$(36)	$(33)	$(46)	$(54)	$(52)

FX Impact on Total Revenue	$(28)	$(35)	$(24)	$(22)	$(17)
FX Impact on Cost of Revenue and Operating Expenses	24	20	10	8	7
FX Impact on Operating Income	$(4)	$(15)	$(14)	$(14)	$(10)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates and hedging was $52 million unfavorable on total ARR. Compared to the second quarter of this year, the impact of foreign currency exchange rates and hedging was $8 million unfavorable on total ARR.

Compared to the third quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $17 million unfavorable on revenue and $7 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Cash Flows from Operating Activities	$80	$170	$164	$(18)	$8
Capital Expenditures	$12	$31	$22	$20	$23
Depreciation, Amortization and Accretion	$36	$36	$37	$33	$34
Total Cash and Marketable Securities, net of long-term debt	$1,388	$1,296	$1,318	$1,081	$934
Days Sales Outstanding	55	92	46	51	48
Deferred Revenue	$1,212	$1,519	$1,524	$1,520	$1,533

Cash flow provided by operating activities during the third quarter was $8 million, a decrease of 90 percent compared to the third quarter last year. The year-over-year decrease is primarily related to a decrease in billings related to the business model transition. During the business model transition, cash flow from operating activities has been and will be negatively impacted as new product offerings generally have a lower initial purchase price resulting in lower billings and cash flow.

Net of long-term debt, cash and investments at the end of the third quarter was approximately $934 million. Total long-term debt at the end of the third quarter was $1.49 billion. Approximately 91 percent of the total cash and investments is located offshore.

During the third quarter, Autodesk used $140 million to repurchase approximately 2.0 million shares of common stock at an average repurchase price of $68.74 per share. Year-to-date, the absolute share count decreased by approximately 2.6 million shares, or 1 percent compared to the third quarter last year. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding (DSO) was 48 days, a decrease of 7 days compared to the third quarter last year primarily related to a change in billings linearity.

Deferred revenue was $1.53 billion, an increase of 26 percent compared to the third quarter last year.  The increase is primarily related to the increase in product and cloud subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review*

	3Q 2016	4Q 2016	1Q 2017 (1)	2Q 2017	3Q 2017
Gross Margin
Gross Margin - GAAP	85%	85%	82%	85%	83%
Gross Margin - Non-GAAP	87%	88%	85%	87%	86%

Operating Expenses (in millions)
Operating Expenses - GAAP	$524	$563	$569	$529	$528
Operating Expenses - Non-GAAP	$469	$502	$461	$454	$465

Total Spend (in millions)
Total Spend - GAAP	$615	$658	$662	$614	$610
Total Spend - Non-GAAP	$545	$582	$539	$525	$533

Operating Margin
Operating Margin - GAAP	(2)%	(1)%	(29)%	(11)%	(24)%
Operating Margin - Non-GAAP	9%	10%	(5)%	5%	(9)%

Earnings Per Share
Basic Net Loss Per Share - GAAP	$(0.19)	$(0.17)	$(0.75)	$(0.44)	$(0.64)
Basic Net Income (Loss) Per Share - Non-GAAP	$0.15	$0.21	$(0.10)	$0.05	$(0.18)

Diluted Net Loss Per Share - GAAP	$(0.19)	$(0.17)	$(0.75)	$(0.44)	$(0.64)
Diluted Net Income (Loss) Per Share - Non-GAAP	$0.14	$0.21	$(0.10)	$0.05	$(0.18)

Weighted Average Shares
GAAP and Non-GAAP Basic Net Income (Loss) Share Count	225.3	224.7	224.4	223.2	222.3

GAAP Diluted Net Income (Loss) Share Count	225.3	224.7	224.4	223.2	222.3
Non-GAAP Diluted Net Income (Loss) Share Count	228.7	229.1	224.4	227.4	222.3
* A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.
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(1) As Autodesk has elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we have revised the GAAP results for the first quarter of fiscal 2017 to reflect the impact of adoption as of the beginning of the fiscal year.

GAAP gross margin in the third quarter was 83 percent, compared to 85 percent in the third quarter last year. Non-GAAP gross margin in the third quarter was 86 percent, compared to 87 percent in the third quarter last year. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition, partially offset by lower costs of revenue.

GAAP operating expenses increased 1 percent year-over-year primarily related to an increase in stock-based compensation expense driven by a higher fair value of awards granted. Non-GAAP operating expenses decreased 1 percent year-over-year primarily driven by lower professional fees.

Total GAAP spend (cost of revenue plus operating expenses) was $610 million, a decrease of 1 percent compared to the third quarter last year. Total non-GAAP spend was $533 million, a decrease of 2 percent compared to the third quarter last year. The changes in both GAAP and non-GAAP spend are primarily related to lower costs of revenue.

GAAP operating margin was (24) percent compared to (2) percent in the third quarter last year. Non-GAAP operating margin was (9) percent compared to 9 percent in the third quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in license revenue partially offset by lower costs of revenue noted above.

The third quarter GAAP effective tax rate was (10) percent. The third quarter non-GAAP effective tax rate was 26 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

GAAP diluted net loss per share for the third quarter was $(0.64) and non-GAAP diluted net loss per share for the third quarter was $(0.18).

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the fourth quarter and full year fiscal 2017 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2017 is provided below or in the tables following these prepared remarks.

Fourth Quarter Fiscal 2017

Q4 FY17 Guidance Metrics	Q4 FY17 (ending January 31, 2017)
Revenue (in millions)	$460 - $480
EPS GAAP	($0.94) - ($0.84)
EPS non-GAAP (1)	($0.39) - ($0.32)
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(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, between $0.17 and $0.14 related to GAAP-only tax charges, $0.07 for the amortization of acquisition-related intangibles, and $0.04 related to restructuring charges and other facility exit costs.

Full Year Fiscal 2017

FY17 Guidance Metrics	FY17 (ending January 31, 2017)
Revenue (in millions) (1)	$2,012 - $2,032
GAAP spend growth (cost of revenue plus operating expenses)	Approx. 1%
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	Approx. (2%)
EPS GAAP	($2.77) - ($2.67)
EPS non-GAAP (3)	($0.61) - (0.54)
Net subscription additions	515,000 - 525,000
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(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,045 - $2,065 million.
(2) Non-GAAP spend excludes $223 million related to stock-based compensation expense, $80 million related to restructuring charges and other facility exit costs, and $69 million for the amortization of acquisition-related intangibles.
(3) Non-GAAP earnings per diluted share excludes $1.00 related to stock-based compensation expense, between $0.49 and $0.46 of GAAP-only tax charges, $0.36 related to restructuring charges and other facility exit costs, and $0.31 for the amortization of acquisition-related intangibles.

The fourth quarter and full year fiscal 2017 outlook assume a projected annual effective tax rate of (11) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our fourth quarter fiscal 2017 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2017 and the first three quarters of fiscal 2018 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Flexible Enterprise Business Agreements: Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our product subscriptions and flexible enterprise business agreements, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance Plan: Our maintenance plan provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plan, customers are eligible to receive unspecified upgrades when and if available, and online support. We recognize maintenance plan revenue over the term of the agreements, generally between one and three years.

New Model Subscription Offerings (New Model): Comprises our term-based product subscriptions (formerly titled Desktop subscription), cloud service offerings, and flexible enterprise business agreements.

Recurring Revenue: Represents the revenue for the period from our maintenance plans and revenue from our new model subscription offerings, including portions of revenue allocated to license and other revenue for those offerings. It excludes subscription revenue related to education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription Revenue: Autodesk subscription revenue consists of three components:  (1) maintenance plan revenue from our perpetual software products; (2) maintenance revenue from our term-based product subscriptions and flexible enterprise business agreements; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance plans and new model subscription offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign currency exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2016, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

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